UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2014 (September 26, 2014)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route de la Corniche 4 1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 26, 2014, the registrant ("Mymetics") entered into a Material Transfer Agreement ("MTA") with Texas Biomedical Research Institute led by Dr. Ruth Ruprecht, Scientist & Director with the Texas Biomed AIDS Research Program in San Antonio, Texas.  The MTA, which addresses the vaccine product that Mymetics must transfer to the Texas Biomedical Research Institute, is required to initiate the funding by the Bill & Melinda Gates Foundation (the "Grant") of a preclinical study of Mymetics' HIV vaccine candidate.  This study follows a successfully completed smaller study by Mymetics at the Institute of Laboratory Animal Science in Beijing, China in which a two-component vaccine protected all monkeys against repeated AIDS virus exposures from persistent infection, an unprecedented result.  One of the vaccine components demonstrated a strong safety and tolerance profile in a subsequent Phase I clinical trial in humans conducted by Mymetics under the oversight of the Federal Agency for Medicines and Health Products (FAGG) in Belgium.  The new trial will begin in October 2014 and will involve 36 rhesus monkeys and compare two antigen vaccination regimens with a placebo, followed by intra-vaginal challenges with a live virus that carries a coat that differs from the one in the vaccine preparation.  Results are expected at the end of 2015.

Mymetics issued a press release announcing the Grant, a copy of which is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

   99.1   Press Release dated September 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYMETICS CORPORATION

Date: September 30, 2014	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer